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                                                                   EXHIBIT 10.15

                                    AGREEMENT

This AGREEMENT is made and entered into February 6, 2003 (this "Agreement") by and between Arbinet-thexchange, Inc. (formerly known as Arbinet Holdings, Inc. a Delaware corporation, the "Company") having an office at 75 Broad Street, 20th Floor, New York, NY 10004 and Anthony L. Craig, an individual currently residing at 4041 Arrow Wood Court, Bonita Springs, FL 34134 (collectively, the "Parties").

WHEREAS, the Company and Mr. Craig entered into that certain employment agreement dated December 2nd 1999 as amended by that certain Letter Agreement dated as of August 3, 2000 and further amended by the Amended and Restated Employment Agreement dated February 12th 2001 (the "Prior Agreement").

WHEREAS, the Company and Mr. Craig desire to replace and supersede the Prior Agreement on the terms set forth herein.

WHEREAS, Mr. Craig entered into those certain promissory notes dated February 28, 2000 and March 6, 2001 in favor of the Company and has agreed to amend the terms of these promissory notes (the "Loan Agreements").

WHEREAS, the Board of Directors (the "Board") elected Mr. Craig as the Chairman of its Board of Directors on August 2, 2000. On October 17, 2001, the Board elected to remove the word "Executive" from his title, in light of the Mr. Craig's acceptance as President and CEO of Safeguard Scientifics.

NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, the Parties agree as follows:

1. Termination of Prior Agreement. The Parties agree the Prior Agreement was terminated as of October 31, 2001 (the "Employment Termination Date"), and Mr. Craig agrees to and has provided services under the terms described herein since the Employment Termination Date.

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2.      Services.

        a. Position. The Company hereby retains Mr. Craig to perform business consulting services as Chairman of the Company's Board of Directors, and Mr. Craig agrees to perform such services for the Company on the terms and conditions hereinafter set forth, for so long as Mr. Craig remains Chairman of the Company. Chairman shall have such authority and shall perform such duties and responsibilities as are set forth in the Company's by-laws, are delegated by the Company's Board of Directors and are ordinary or necessary to the position of Chairman of the Board.

        b. Independent Contractor. In accordance with the mutual intentions of the Company and Mr. Craig, this Agreement establishes between them an independent contractor relationship, and all of the terms and conditions of this Agreement shall be interpreted in light of that relationship. Mr. Craig agrees to furnish personal services as provided in this Agreement as an independent contractor using Mr. Craig's own means and methods. Mr. Craig is engaged in an advisory capacity. There is no intention to create by this Agreement an employer-employee or agency relationship.

3. Term. Mr. Craig shall provide services under the terms of this Agreement until Mr. Craig's services are terminated pursuant to Paragraph 7 below.

4. Fees. Mr. Craig shall be paid a fee of Six Thousand Two Hundred Fifty Dollars ($6,250) on the last day of each calendar month in which he performs services under this Agreement. The fees provided for under the terms of this paragraph shall constitute full payment for Mr. Craig's services to the Company under this Agreement, and Mr. Craig shall not receive any additional payments for his services. Mr. Craig agrees to accept exclusive liability for the payment of all taxes and contributions owing in either a personal or professional capacity on, or arising out of, any of the payments made to Mr. Craig under this Agreement and the Loan Agreements with the Company and to reimburse and indemnify the Company for such taxes or contributions or penalties that the Company may be compelled to pay in the event that Mr. Craig fails to pay such taxes

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        or contributions. Mr. Craig also agrees to comply with all valid administrative regulations respecting the assumption of liability for such taxes and contributions.

5. Business Expenses. Mr. Craig shall be reimbursed for all reasonable expenses for travel and entertainment, provided Mr. Craig shall account for and substantiate all such expenses in accordance with Company policies and guidelines.

6. Freedom to Contract. Mr. Craig represents and warrants that he has the right to enter into this Agreement, that he is eligible to perform the services provided for hereunder for the Company and that no other written or verbal agreements exist that would be in conflict with or prevent performance of any portion of this Agreement. Mr. Craig further agrees to hold the Company harmless from any and all liability arising out of any prior contractual obligations entered into by Mr. Craig. Mr. Craig represents and warrants that he has not made and will not make any contractual or other commitments that would conflict with or prevent his performance of any portion of this Agreement or conflict with the full enjoyment by the Company of the rights herein granted.

7. Termination, Notwithstanding the provisions of Paragraph 3 above, Mr. Craig's services under this Agreement shall be terminated on the earliest of the following dates:

        a.      Death. On the date of Mr. Craig's death.

        b. By Notice. On the date that Mr. Craig notifies Company in writing that he wishes to terminate his services under this Agreement.

        c. By the Board. On the date that the Company's Board of Directors notifies Mr. Craig in writing of the date of termination of his services as Chairman of the Board for any or no reason.

        Following the termination of Mr. Craig's services under this Agreement, the Company will have no further liability to Mr. Craig and no further payments will be made to Mr. Craig, except: (i) the Company shall pay to Mr. Craig (or, in the case of automatic termination upon Mr. Craig's death under subparagraph (a) above, to Mr. Craig's legal representatives or such named beneficiaries as Mr. Craig may designate from time to time in a writing delivered to the Company) the pro rata portion of his monthly fee for the

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        relevant calendar month through the date of termination, calculated by multiplying the Six Thousand Two Hundred Fifty Dollar ($6,250) fee by a fraction, the numerator of which will be the number of days in the calendar month of termination prior to termination and the denominator of which shall be the number of days of that month; and (ii) to the extent Mr. Craig is entitled to the reimbursement of business expenses incurred prior to termination as provided in Paragraph 5 above.

8.      Restrictive Covenants.

        a. Confidentiality. Mr. Craig agrees that both during the term of this Agreement and thereafter he will not disclose to any third party or use in any way (except in furtherance of the best interests of the Company during his performance of services hereunder during the Agreement's term) any proprietary information or confidential records, including without limitation (i) the software products, programs, applications and processes utilized by the Company (other than prepackaged "off the shelf" products); (ii) the name and/or address of any customer or affiliate of the Company or any information concerning the transactions or relations of any customer, vendor or affiliates of the Company with the Company or any of its partners, principals, stockholders, directors, officers or agents; (iii) any information concerning any product, technology, or procedure employed by the Company but not generally known to its customers, vendors or competitors, or under development by or being tested by the Company but not at the time offered by the Company generally to customers or vendors; (iv) any information relating to the Company's computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (v) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company;
                (vi) any business plans, budgets, advertising or marketing plans; (vii) any information contained in any of the Company's written or oral policies and procedures or manuals; (viii) any information belonging to customers, vendors or affiliates of the Company or any other person or entity that the Company has agreed to hold in confidence; (ix) any inventions, innovations or improvements covered by this Agreement; and (x) all written, graphic and other material relating

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                to any of the foregoing. Mr. Craig acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term "proprietary information" shall not include information generally available to the public or information that is or becomes available to Mr. Craig on a non-confidential basis from a source other than the Company or the Company's directors, officers, employees, partners, principals or agents (other than as a result of a breach of any obligation of confidentiality). Immediately upon termination of Mr. Craig's services under this Agreement or at any other time upon the Company's request, Mr. Craig will return to the Company all personal property (including without limitation, all files, records, documents, lists, equipment, supplies, promotional materials, keys, phone or credit cards and similar items and all copies thereof or extracts therefrom) and confidential records of the Company. For purposes of this Agreement, "confidential records" means all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind.

        b. No Solicitation of Employees. Mr. Craig agrees that, both during the term of this Agreement and for a period of twelve (12) months following the termination of Mr. Craig's services under this Agreement at any time and for any reason, Mr. Craig will not, on behalf of himself or any other person or entity directly or indirectly solicit or attempt to solicit (i) any of the employees (other than clerical or non-administrative employees), agents, consultants or representatives of the Company to terminate his, her or its relationship with the Company; or (ii) any of the employees, agents, consultants or representatives of the Company to become employees, agents, representatives or consultants of any other person or entity (including Mr. Craig or any person or entity owned or controlled by Mr. Craig).

        c. No Solicitation of Customers. Vendors and Distributors. Mr. Craig agrees that, both during the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement at any time and for any reason, Mr. Craig will not, on behalf of himself or any other person or entity, directly or indirectly solicit or attempt to solicit any customer, vendor or distributor of the Company with respect to any product or service (i) being furnished, made, sold or

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                leased by the Company, or (ii) proposed to be furnished, made, sold or leased by the Company and which is covered in a written proposal or business plan by the Company.

        d. Non-Competition. During the term of this Agreement and for a period of twelve (12) months following the termination of Mr. Craig's services under this Agreement at any time and for any reason, Mr. Craig shall not, on behalf of himself or any other person or entity, directly or indirectly (whether as officer, director, employee, consultant, investor, lender, joint venturer, partner, stockholder, sole proprietor or otherwise), be employed by, perform any services for or hold any ownership interest in any business in competition with any business conducted by the Company or its affiliates in any jurisdiction where the Company and/or its affiliates conduct such business as of the date of the termination of Mr. Craig's services hereunder (including, without limitation, any business activity or jurisdiction which is covered by or included in a written proposal or business plan existing as of the date of the termination of Mr. Craig's services hereunder). The above notwithstanding, it shall not be considered a violation of this subparagraph (d) if Mr. Craig (i) owns, for investment purposes, up to one percent (1%) of the total outstanding equity securities of a publicly traded company, and/or (ii) performs services for any enterprise to the extent such services are not performed, directly or indirectly, for a business unit of the enterprise in competition with the Company and/or its affiliates. The Company does not anticipate that Mr. Craig's position as Chief Executive Officer with Safeguard Scientifics, Inc., as that company's business is currently constituted, will violate this restrictive covenant.

        e. Enforcement. Mr. Craig acknowledges and agrees that the Company's business is of a highly competitive nature and that the services to be provided by Mr. Craig under this Agreement are of a special, unique and extraordinary nature. Mr. Craig further acknowledges and agrees that the restrictions contained in this Paragraph 8 are necessary to prevent the use and disclosure of confidential information and to protect other legitimate business interests of the Company. Mr. Craig acknowledges that all of the restrictions in this Paragraph 8 are reasonable in all

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                respects, including duration, territory and scope of activity.
                Mr. Craig agrees that the restrictions contained in this Paragraph 8 shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between Mr. Craig and the Company. Mr. Craig agrees that the existence of any claim or cause of action by Mr. Craig against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Paragraph 8. Mr. Craig agrees that the restrictive covenants contained in this Paragraph 8 are a material part of Mr. Craig's obligations under this Agreement for which the Company has agreed to compensate Mr. Craig as provided in this Agreement. Mr. Craig agrees that the injury the Company will suffer in the event of the breach by Mr. Craig of any clause of this Paragraph 8 will cause the Company irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, Mr. Craig agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent Mr. Craig's failure to comply with the terms and conditions of this Paragraph 8. The twelve (12) month periods referenced in subparagraphs (b), (c) and (d) above shall be extended on a day-for-day basis for each day during which Mr. Craig violates the provisions of subparagraphs (b),
                (c) or (d) in any respect, so that Mr. Craig is restricted from engaging in the activities prohibited by subparagraphs (b), (c) and (d) for the full twelve (12) month period.

9. Intangible Property. Mr. Craig will not at any time during or after the term of this Agreement have or claim any right, title or interest in any trade name, trademark, patent, copyright, work for hire or other similar rights belonging to or used by the Company and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of the Company, whatever Mr. Craig's involvement with such matters may have been, and whether procured, produced, prepared, or published in whole or in part by Mr. Craig, it being the intention of the Parties that Mr. Craig shall and hereby does, recognize that the Company

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        now has and shall hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks, patents, copyrights (all of Mr. Craig's work in this regard being a work for hire for the Company under the copyright laws of the United States), material and matter as described above. If any such work created by Mr. Craig is not a work made for hire under the copyright laws of the United States, then Mr. Craig hereby assigns to the Company all right, title and interest in each such work (including without limitation all copyright rights). Mr. Craig will promptly disclose in writing to the Company any and all inventions, innovations, or improvements (including policies, procedures, products, improvements, software, ideas and discoveries) conceived or made by Mr. Craig, either alone or jointly with others. Mr. Craig shall cooperate fully with the Company during the term of this Agreement and thereafter in the securing of trade name, trademark, patent or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to the Company all papers requested by it in connection therewith.

10. Non-Disclosure. Except as may be required by law, neither Mr. Craig nor the Company shall disclose the financial terms of this Agreement to persons not involved in the operation of the Company, and the Parties shall disclose the financial terms of the Agreement to those involved in the operation of the Company only as needed to implement the terms of the Agreement or carry out the operations of the Company. The above notwithstanding, the financial terms of the Agreement may be disclosed to: (i) the Parties' attorneys, accountants, financial or tax advisors, and any potential investors in or purchasers of the Company, provided such persons agree not to disclose such terms of the Agreement further; and (ii) members of Mr. Craig's immediate family, provided such family members agree not to reveal the terms of the Agreement further.

11. Successors and Assigns. The rights and obligations of the Company under this Agreement shall be binding on and inure to the benefit of the Company, its successors and permitted assigns. The rights and obligations of Mr. Craig under this Agreement shall be binding on and inure to the benefit of the heirs and legal representatives of Mr. Craig. Neither Party may assign this Agreement without the prior written consent of the other, except that the Company may assign the Agreement to any entity acquiring all or substantially all of the assets or the business of the Company.

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12.     Waiver or Modification. Any waiver by the Company of a breach of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision of this Agreement. The failure of the Company to insist on strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist on strict adherence to that term or any other term of this Agreement. Neither this Agreement nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in writing signed by Mr. Craig and the Company's Chief Executive Officer.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which. shall be deemed to be one and the same instrument.

14. Choice of Law. This Agreement will be governed and construed and enforced in accordance with the laws of the State of New York, without regard to its conflicts of law rules. Any action to enforce this Agreement must be brought in a court situated in the State of New York and the Parties hereby consent to the jurisdiction of courts situated in the State of New York.

15. Entire Agreement. This Agreement contains the entire understanding of the Parties relating to the subject matter of this Agreement and supersedes all other prior written or oral agreements, understandings or arrangements between the Parties relating to the subject matter hereof, including, without limitation, the Prior Agreement. Mr. Craig agrees and acknowledges that he has been provided with everything to which he is entitled under the Prior Agreement, and that he will not receive any further payments or benefits thereunder. Mr. Craig acknowledges that, in entering into this Agreement, he does not rely and has not relied on any statements or representations not contained in this Agreement.

16. Severability. Any term or provision of this Agreement that is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement

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        or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

17. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and delivery shall be deemed to have been made (i) three business days following the date when such notice is deposited in first class mail, postage prepaid, return receipt requested; or (ii) the business day following the date when such notice is deposited with any nationally reputable overnight air courier service to the Party entitled to receive the same, at the address indicated below or at such other address as such Party shall have specified by written notice to the other Party given in accordance with the terms of this Paragraph 17:

                If to the Company        Arbinet-thexchange Inc.
                                         75 Broad Street, 20th Floor
                                         New York, NY 10004
                                         Attention: Chief Executive Officer

                with a copy to:          Arbinet-thexchange, Inc.
                                         75 Broad Street, 20th Floor
                                         New York, NY 10004
                                         Attention: Contract Compliance

                If to Mr. Craig:         Anthony L. Craig
                                         4041 Arrow Wood Court
                                         Bonita Springs, FL 34134

18. Headings. The headings of any paragraphs in this Agreement are for reference only and shall not be used in construing the terms of this Agreement.

19. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating any rights enforceable by any person not a Party to this Agreement.

20. Survival. The covenants, agreements, representations and warranties contained in this Agreement shall survive the termination of Mr. Craig's services under this Agreement at any time and for any reason.

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        IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the first date written above.

                                              ARBINET-THEXCHANGE, INC.


                                              By   /s/ J. Curt Hockerneier
                                                --------------------------------
                                                   J. Curt Hockerneier
                                                   President & CEO


                                              ANTHONY L. CRAIG


                                                   /s/ Anthony L. Craig
                                                --------------------------------